CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Chesapeake Investment Trust relating to the financial statements and financial highlights of The Chesapeake Growth Fund, a series of shares of beneficial interest in The Chesapeake Investment Trust. Such financial statements and financial highlights appear in the October 31, 2022 Annual Report to Shareholders.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

February 27, 2024